JOINT VENTURE AGREEMENT

This Joint Venture Agreement (“Agreement”) is made on October 1, 2009 between InoLifeTechnologies, Inc. and InoHealth Products, Inc. (collectively “the Joint Venturers).

RECITALS

The Joint Venturers, one or the other or both have agreed to make contributions for the purpose of marketing products to the medical community:  The sales and distribution rights to the medical markets for products that InoHealth Products, Inc. will market – with direct funding from InoLife Technologies, Inc.

It is therefore agreed:

1.
Purpose:  The Joint Venturers form this joint venture for the purpose of InoLife Technologies’ opportunity to potentially invest in the development and marketing of products that InoHealth Products, Inc. is currently working to develop and/or obtain marketing rights for human DNA testing products and drug metabolizing products.  These products will be marketed to the medical industry and on-the-shelf retail business. InoHealth Products, Inc. retains all proprietary ownership of any products developed; any IP; and any marketing and/or co-development agreements entered into between InoHealth Products, Inc. and any other party.  Upon any restructuring of InoLife Technologies, Inc. any agreements entered into with InoHealth Products, Inc. remain the sole property of InoHealth Products, Inc.

2.
Profits:  The profits will be distributed between the Joint Venturers based upon the financial investment by each party; the time and efforts by each party; and the business marketing abilities that each party brings to the table.  The profits will be determined for each individual product prior to the time of product introduction to the marketplace.

3.
Expenses of Venture:  All losses and disbursements incurred by the Joint Venturers in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Joint Venturers in the ratio which the contribution of each Joint Venture bears to the total contributions set forth in Paragraph 3.

4.
Liability of Joint Venturers:  The Joint Venturers shall be liable only for their own willful misfeasance and bad faith, and no one who is not a party to this Agreement shall have any rights whatsoever under this Agreement against the Agents for any action taken or not taken by them.

5.
Term:  This Agreement shall terminate and the obligations of the Joint Venturers shall be deemed completed on the happening of either of the following events:  (a) the receipt and distribution by the Joint Venturers of the final net profits accruing under the Joint Venture Agreement or (b) termination by mutual consent of all Joint Venturers.

6.
Arbitration and Attorneys Fees:  The Joint Venturers agree that any dispute, claim, or controversy concerning this Agreement or the termination of this Agreement, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Raleigh, N.C. in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The Joint Venturers will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide.

7.
Governing Law:  Consent to Personal Jurisdiction:  This agreement will be governed by the laws of the State of North Carolina without regard for conflicts of laws principles.  Each Joint Venturer hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of North Carolina for any lawsuit filed there against any party to this agreement by any other Party to this agreement concerning the joint venture or any matter arising from or relating to this agreement.

In witness whereof the Joint Venturers have signed and sealed this Agreement:

Gary S. Berthold, President & CEO	October 1, 2009
InoLife Technologies, Inc.

Sharon Berthold, President	October 1, 2009
InoHealth Products, Inc.